As filed with the Securities and Exchange Commission on August 3, 2022

Registration No. 333-237331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-237331

UNDER

THE SECURITIES ACT OF 1933

PRO FARM GROUP, INC.

(Formerly known as Marrone Bio Innovations, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5137161 (I.R.S. Employer Identification No.)

7780-420 Brier Creek Parkway

Raleigh, North Carolina 27617

(530) 750-2800

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Federico Trucco

Chief Executive Officer

7780-420 Brier Creek Parkway

Raleigh, North Carolina 27617

(530) 750-2800

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Matthew S. Poulter, Esq. Pierre-Emmanuel Perais, Esq. Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
(212) 903-9000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (Registration No. 333-237331), originally filed by Pro Farm Group, Inc. (formerly known as Marrone Bio Innovations, Inc.), a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 20, 2020 and declared effective on March 30, 2020 (the “Registration Statement”), registering an aggregate of 152,641,473 shares of the Registrant’s common stock, par value $0.00001 per share, previously issued and issuable upon exercise of warrants by the selling stockholders named therein. The Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement as of the date hereof.

On July 13, 2022, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of March 16, 2022 (the “Merger Agreement”), by and among the Registrant, Bioceres Crop Solutions Corp. (“Parent”), and BCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on August 3, 2022.

PRO FARM GROUP, INC. (Formerly known as Marrone Bio Innovations. Inc.)

By:	/s/ Federico Trucco
	Name:	Federico Trucco
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.